Exhibit 99.1

CINEMARK HOLDINGS, INC. REPORTS FIRST QUARTER 2023 RESULTS

Total revenue increased 33% year-over-year to $611M on stronger than expected box office performance, resulting in positive operating cash flow

Redeemed $100M of 8.75% Senior Secured Notes due May 2025,

reflecting our improved financial stability and positive outlook

Plano, TX, May 5, 2023 – Cinemark Holdings, Inc. (NYSE: CNK), one of the largest motion picture exhibitors in the world, today reported results for the three months ended March 31, 2023.

“We remain highly encouraged about our industry’s ongoing recovery based on positive sustained momentum in movie-going trends, an accelerating improvement in film volume, and better than expected box office performance year-to-date,” stated Sean Gamble, President & CEO. “Consumers continue to demonstrate their avid desire to experience movies, and all forms of content, in a shared, larger-than-life, cinematic setting, and our studio partners are collectively reinforcing that there is simply no better way to amplify excitement, interest, cultural relevance, and financial value for their films than with a full-blown exclusive theatrical release.”

Mr. Gamble continued, “Our positive outlook for our industry also holds true for Cinemark, and our strong first quarter results reflect the significant impact we are deriving from our industry’s rebound, combined with our varied strategic actions to maximize attendance and box office, drive overall top-line growth, and improve our productivity, while delivering a top-notch experience for our guests.”

Earnings Highlights

•
We entertained 43 million movie-goers across our global circuit during the first quarter, which was up 30% year-over-year.
•
Our first quarter box office results outpaced industry recovery by more than 700 basis points compared to the first quarter 2019.
•
Cinemark continues to be the only major U.S. exhibitor to have achieved and maintained a meaningful increase in market share since reopening, which remains up approximately 100 basis points compared to our pre-pandemic average.
•
The volume of wide-release theatrical films in the first quarter increased more than 25% year-over-year, and 2023 full year volume is tracking better than expected with 110 wide-release theatrical films now dated.
•
We redeemed $100M of our 8.75% Senior Secured Notes on May 1, 2023 using cash on-hand, underscoring the health of our company, as well as our positive outlook regarding the future of theatrical exhibition.

Financial Results

Cinemark Holdings, Inc.’s total revenue for the three months ended March 31, 2023 increased 32.6% to $610.7 million compared with $460.5 million for the three months ended March 31, 2022. For the three months ended March 31, 2023, admissions revenue increased 31.9% to $311.0 million and concession revenue increased 36.3% to $235.8 million, driven by a 29.6% increase in attendance to 42.9 million patrons. Worldwide average ticket price was $7.25 and concession revenue per patron was $5.50.

Net loss attributable to Cinemark Holdings, Inc. for the three months ended March 31, 2023 was $(3.1) million compared with a loss of $(74.0) million for the three months ended March 31, 2022. Diluted loss per share for the three months ended March 31, 2023 was $(0.03) compared with a diluted loss per share of $(0.62) for the three months ended March 31, 2022.

Adjusted EBITDA for the three months ended March 31, 2023 was $86.2 million compared with $25.2 million for the three months ended March 31, 2022. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release and at https://ir.cinemark.com.

As of March 31, 2023, the Company’s aggregate screen count was 5,833, and the Company had commitments to open 7 new theatres and 59 screens over the next two years.

Webcast – Today at 8:30 AM ET

Live Webcast/Replay: Available at https://ir.cinemark.com. A replay will be available following the call and archived for a limited time.

About Cinemark Holdings, Inc.

Headquartered in Plano, TX, Cinemark (NYSE: CNK) is one of the largest and most influential movie theatre companies in the world. Cinemark’s circuit, comprised of various brands that also include Century, Tinseltown and Rave, as of March 31, 2023 operated 516 theatres with 5,833 screens in 42 states domestically and 14 countries throughout South and Central America. Cinemark consistently provides an extraordinary guest experience from the initial ticket purchase to the closing credits, including Movie Club, the first U.S. exhibitor-launched subscription program; the highest Luxury Lounger recliner seat penetration among the major players; XD - the No. 1 exhibitor-brand premium large format; and expansive food and beverage options to further enhance the moviegoing experience. For more information go to https://ir.cinemark.com.

Investor Relations Contact:

Chanda Brashears – 972-665-1671 or cbrashears@cinemark.com

Media Contact:

Julia McCartha – 972-665-1322 or pr@cinemark.com

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available as well as management’s assumptions and beliefs today. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from the results expressed or implied by the statements, and investors should not place undue reliance on them. Risks and uncertainties that could cause actual results to differ materially from such statements include:

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future revenues, expenses and profitability;
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currency exchange rate and inflationary impacts;
•
the future development and expected growth of our business;
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projected capital expenditures;
•
access to capital resources;
•
attendance at movies generally or in any of the markets in which we operate;
•
the number and diversity of popular movies released, the length of exclusive theatrical release windows, and our ability to successfully license and exhibit popular films;
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national and international growth in our industry;
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competition from other exhibitors, alternative forms of entertainment and content delivery via streaming and other formats;
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determinations in lawsuits in which we are a party; and
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the impact of the COVID-19 pandemic on us and the motion picture exhibition industry.

You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict. Such risks and uncertainties could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company's Annual Report on Form 10-K filed February 24, 2023. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.

Financial and Operating Summary

(unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31,
	2023	2022
Statement of loss data:
Revenue
Admissions	$311.0	$235.8
Concession	235.8	173.0
Other	63.9	51.7
Total revenue	610.7	460.5
Cost of operations
Film rentals and advertising	166.7	127.6
Concession supplies	43.6	30.0
Salaries and wages	86.2	79.8
Facility lease expense	79.5	73.7
Utilities and other	103.8	86.9
General and administrative expense	46.5	40.7
Depreciation and amortization	54.9	61.7
Impairment of other assets	0.7	—
(Gain) loss on disposal of assets and other	0.3	(6.9)
Total cost of operations	582.2	493.5
Operating income (loss)	28.5	(33.0)
Other income (expense)
Interest expense	(36.8)	(38.1)
Interest income	11.9	1.6
Foreign currency exchange gain (loss)	(2.2)	3.2
Interest expense - NCM	(5.7)	(5.8)
Equity in loss of affiliates	(2.1)	(2.2)
Loss before income taxes	(6.4)	(74.3)
Income tax benefit	(3.9)	(1.8)
Net loss	$(2.5)	$(72.5)
Less: Net income attributable to noncontrolling interests	0.6	1.5
Net loss attributable to Cinemark Holdings, Inc.	$(3.1)	$(74.0)
Loss per share attributable to Cinemark Holdings, Inc.'s common stockholders
Basic	$(0.03)	$(0.62)
Diluted	$(0.03)	$(0.62)
Weighted average shares outstanding - Diluted	118.8	117.9

Other Operating Data

(unaudited, in millions)

	As of
	March 31, 2023	December 31, 2022
Balance sheet data:
Cash and cash equivalents	$650.1	$674.5
Theatre properties and equipment, net	$1,204.1	$1,232.1
Total assets	$4,712.1	$4,817.7
Total long-term debt, net of unamortized debt issuance costs	$2,485.4	$2,484.7
Equity	$123.8	$119.5

	Three Months Ended March 31,
	2023	2022
Cash flows provided by (used for):
Operating activities (1)	$7.9	$(118.8)
Investing activities	$(26.3)	$(8.1)
Financing activities	$(4.9)	$(8.6)

(1)
We define free cash flow as cash flow provided by (used for) operating activities less capital expenditures. A reconciliation of cash flow provided by (used for) operating activities to free cash flow is provided below:

	Three Months Ended March 31,
	2023	2022
Reconciliation of free cash flow:
Cash flows provided by (used for) operating activities	$7.9	$(118.8)
Less: Capital expenditures	26.3	18.7
Free cash flow	$(18.4)	$(137.5)

Segment Information

(unaudited, in millions, except per patron data)

	U.S. Operating Segment		International Operating Segment			Consolidated
	Three Months Ended March 31,		Three Months Ended March 31,			Three Months Ended March 31,
Revenue and Attendance	2023	2022	2023	2022	Constant Currency (1) 2023	2023	2022
Admissions revenue	$244.7	$191.8	$66.3	$44.0	$78.6	$311.0	$235.8
Concession revenue	186.8	141.1	49.0	31.9	58.6	235.8	173.0
Other revenue	47.6	39.1	16.3	12.6	19.7	63.9	51.7
Total revenue	$479.1	$372.0	$131.6	$88.5	$156.9	$610.7	$460.5
Attendance	25.2	20.7	17.7	12.4		42.9	33.1
Average ticket price	$9.71	$9.27	$3.75	$3.55	$4.44	$7.25	$7.12
Concession revenue per patron	$7.41	$6.82	$2.77	$2.57	$3.31	$5.50	$5.23
Cost of Operations
Film rentals and advertising	133.5	106.2	33.2	21.4	39.8	166.7	127.6
Concession supplies	32.9	22.9	10.7	7.1	12.9	43.6	30.0
Salaries and wages	71.5	67.1	14.7	12.7	17.6	86.2	79.8
Facility lease expense	62.0	62.5	17.5	11.2	19.9	79.5	73.7
Utilities and other	80.5	68.1	23.3	18.8	27.6	103.8	86.9

(1)
Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding month for 2022. We translate the results of our international operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign currency exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our international operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Other Segment Information

(unaudited, in millions)

	Three Months Ended
	March 31,
	2023	2022
Adjusted EBITDA (1)
U.S.	$63.4	$14.4
International	22.8	10.8
Total Adjusted EBITDA (1)	$86.2	$25.2

Capital expenditures
U.S.	$22.7	$14.0
International	3.6	4.7
Total Capital expenditures	$26.3	$18.7
(1)
Adjusted EBITDA represents net loss before income taxes, depreciation and amortization expense and other items, as calculated below. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes. A reconciliation of net loss to Adjusted EBITDA is provided below.

Reconciliation of Adjusted EBITDA

(unaudited, in millions)

	Three Months Ended
	March 31,
	2023	2022
Net loss	$(2.5)	$(72.5)
Add (deduct):
Income tax benefit	(3.9)	(1.8)
Interest expense (1)	36.8	38.1
Other (income) expense, net (2)	(1.9)	3.2
Cash distributions from equity investees (3)	—	0.6
Depreciation and amortization	54.9	61.7
Impairment of other assets	0.7	—
(Gain) loss on disposal of assets and other	0.3	(6.9)
Non-cash rent	(3.9)	(2.3)
Share based awards compensation expense (4)	5.7	5.1
Adjusted EBITDA	$86.2	$25.2
(1)
Includes amortization of debt issuance costs and amortization of accumulated gains (losses) for amended swap agreements.
(2)
Includes interest income, foreign currency exchange (gain) loss, interest expense - NCM and equity in loss of affiliates.
(3)
Includes cash distributions received from equity investees that were recorded as a reduction of the respective investment balances. These distributions are reported entirely within the U.S. operating segment.
(4)
Non-cash expense included in general and administrative expenses.